Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Completion of

Acquisition of Concentra Inc. through Joint Venture with Welsh Carson

MECHANICSBURG, PENNSYLVANIA — June 1, 2015 — Select Medical Holdings Corporation (NYSE: SEM) today announced that MJ Acquisition Corporation, a joint venture that Select Medical Corporation (“Select”) formed with Welsh, Carson, Anderson & Stowe XII, L.P., has completed its previously announced acquisition of Concentra Inc.  Cressey & Company has also invested in the new joint venture.

About Select Medical Corporation

Select is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States.  As of March 31, 2015, Select operated 112 long term acute care hospitals and 17 acute medical rehabilitation hospitals in 28 states and 1,028 outpatient rehabilitation clinics in 31 states and the District of Columbia.  Select also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites.  Information about Select is available at www.selectmedical.com.

About Welsh, Carson, Anderson & Stowe

Welsh, Carson, Anderson & Stowe focuses its investment activity in two target industries, healthcare and information/business services. Since its founding in 1979, the Firm has organized 16 limited partnerships with total capital of over $21 billion. WCAS has a current portfolio of approximately twenty-five companies. WCAS’s strategy is to partner with outstanding management teams and build value for the Firm’s investors through a combination of operational improvements, internal growth initiatives and strategic acquisitions. The Firm is currently investing Welsh, Carson, Anderson & Stowe XII, L.P. See www.welshcarson.com to learn more.

About Cressey & Company

Based in Chicago, IL and Nashville, TN, Cressey & Company (“Cressey & Company”) is a private investment firm focused on building leading healthcare provider, service and information technology businesses. With a history spanning nearly 35 years, the Cressey & Company team is one of the most experienced and successful in the healthcare private equity field. More information about Cressey & Company is available at http://www.cresseyco.com.

Forward Looking Statements

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K and subsequent Forms 10-Q. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation